Exhibit 99.2

TranS1, Inc.	TSON	Q3 2011 Earnings Call	Nov. 1, 2011

PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners, LLC

Kenneth Reali – President and Chief Executive Officer

Joseph P. Slattery – Chief Financial Officer & Executive Vice President

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Bill J. Plovanic – Analyst, Canaccord Genuity, Inc.

Greg P. Chodaczek – Analyst, First Analysis Securities Corp.

Caroline Victoria Corner – Analyst, McNicoll, Lewis & Vlak LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1 Incorporated Third Quarter 2011 Earnings Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions on how to participate will be given at that time. [Operator Instructions] As a reminder, today’s conference call is being recorded.

Now, I would like to turn the conference over to Mark Klausner of Westwicke Partners.

Mark R. Klausner, Managing Partner, Westwicke Partners, LLC

Thanks, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; and its Chief Financial Officer, Joe Slattery.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, its quarterly report on Form 10-Q, which the company plans to file with the SEC on November 8, 2011 and the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Kenneth Reali, President and Chief Executive Officer

Thank you, Mark. On today’s call, I’ll review our operating results for the third quarter and discuss some recent developments in our business, then Joe will provide you with the details of our financial results. I will then provide some additional color on our operational progress.

Worldwide, we generated $4.7 million in revenue and completed 387 AxiaLIF procedures during the third quarter. In our domestic business, we continue to be impacted by our limited physician

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reimbursement and the continued denial of coverage for fusion procedures based on medical necessity. We remain committed to our payor reimbursement strategy and recently announced coverage by Horizon Blue Cross Blue Shield of New Jersey, which I will discuss in a moment.

Average revenue per case reached all time highs in the quarter, driven by a higher mix of the AxiaLIF 1L+ product, and higher ancillary product usage.

In the quarter, our cash and investments increased by $15.9 million to $48 million, primarily as a result of the $18.3 million equity financing completed in the third quarter. Although we continue to critically evaluate our spending, this financing allows us to fund additional clinical trials, support continuing reimbursement efforts, hire additional sales personnel to support revenue growth, and continue research and product development activities.

Before I turn the call over to Joe, I would like to discuss three recent developments in our business. First, in early October, we received a subpoena from the Health and Human Services Office of Inspector General, or OIG, under the authority of the federal health care fraud and false claims statutes, seeking documents for the period January 1, 2008 through October 6, 2011. We are cooperating with the government’s request and are in the process of responding to the subpoena. No claims were made against the company at this time. We are unable to predict what action, if any, might be taken in the future by the OIG or other governmental authorities as a result of the matters related to the subpoena or what impact, if any, the outcome of these matters might have on our consolidated financial position, results of operations, or cash flows. Importantly, we will not be able to comment further on this matter.

Second, as we had noted on our last call, a coding change application was submitted by three surgeons to the American Medical Association for the graduation of our Category 3 code to a Category 1 code. We recently presented our clinical data at the October AMA CPT meeting. This was an important step towards the graduation of our code.

After the presentation, the committee voted confidentially on the application. We are required to keep the specific content of the discussions at the meeting confidential. We expect to be informed as to the outcome of the vote in the next few weeks, but we will remain subject to the confidentiality agreement for some period of time. A successful outcome at this or the February 2012 meeting would result in graduation to a Category 1 code, effective January 1, 2013.

Finally, in mid-October, we announced that Horizon Blue Cross Blue Shield of New Jersey, which represents approximately 3.6 million lives, recently updated its lumbar spinal fusion policy to provide reimbursement coverage for medically necessary inner body fusion procedures when using the company’s presacral AxiaLIF approach. We are encouraged by Horizon’s decision to cover AxiaLIF and are continuing to pursue other payor coverage decisions. You may recall coverage by Humana in early 2011 did not produce significant revenue contribution because their membership is spread over a broad geography resulting in a lack of critical mass and reimbursement at the individual surgeon level.

In the case of Horizon, that has a concentrated footprint with 30% to 40% market share of privately insured individuals in New Jersey, we believe that this level of reimbursement coverage is adequate to engage surgeons in treating patients with AxiaLIF. We currently have limited sales of marketing activity in New Jersey. Thus revenue from this reimbursement decision is not likely to ramp significantly until the middle of next year as it will take time to gear up sales, marketing and surgeon training activities in this region. This coverage decision further validates our payor strategy to position AxiaLIF as a safe, efficacious alternative to other inner body fusion procedures.

As I will detail later, despite some of the headwinds in our business, I believe that we’re making significant progress on the key elements of our strategy to build value at TranS1. In addition to the recent Horizon coverage and the progress on graduating our CPT code, we had an unprecedented 13 peer reviewed papers published in the quarter, launched our AxiaLIF 1L+ on schedule, and made progress on the development of our new lateral product.

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I would now like to turn the call over to Joe to review our financial results from the third quarter. Joe?

Joseph P. Slattery, Chief Financial Officer & Executive Vice President

Thank you, Ken, and good afternoon, everyone. For the third quarter, worldwide revenues of $4.7 million represented a quarterly sequential decrease of about 12% and a 26% decrease from the third quarter of 2010. This figure was in the middle of our revenue guidance range, as our AxiaLIF case count was slightly below anticipated, while our revenue per case was higher. The number of surgeons performing an AxiaLIF procedure in the quarter decreased sequentially after having stabilized over the prior three quarters.

Total domestic revenue in the third quarter was $4.3 million, as compared to $4.9 million in the second quarter, a decrease of about 13%. Domestic average revenue per case increased significantly from the second quarter and continues to be well ahead of last year as a result of our price increase, the 1L+ introduction and higher ancillary product usage, including biologics and our new lateral product.

Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, was $3.9 million in the quarter or 91% of total domestic revenue. Of this revenue, approximately 63% was generated in cases that utilized our one-level device and 37% was generated in cases that utilized our two-level device.

Revenues generated outside of AxiaLIF cases were about $370,000 in the quarter. This non-AxiaLIF number included $181,000 in revenues from lateral cases. We also generated an additional $43,000 in lateral revenue from cases done in conjunction with AxiaLIF.

We performed 305 AxiaLIF cases in the U.S. in the third quarter, a decrease from the 367 cases performed in the second quarter. While this case volume was approximately what we expected for the quarter, September was weak due to continuing pressure as a result of denials due to lack of medical necessity, continued limited reimbursement, and sales rep turnover.

On the international front, revenues for the third quarter were approximately $400,000, a decrease of about 3% from the second quarter and down 2% as compared to the third quarter in 2010. Our direct business in Europe increased 8% over the second quarter of 2011 and increased 19% over the third quarter of 2010.

Gross margin for the quarter was 78%, in the middle of our guidance of 75% to 80%.

Total operating expenses were down 22% as compared to the third quarter of 2010, as a result of targeted cost management efforts undertaken over the last year.

Moving on to the balance sheet, we finished the quarter with approximately $48 million in cash and investments. Accounts receivables days sales outstanding was 65 at quarter-end. Inventory turns were 0.99 at quarter-end, a slight increase from 0.90 in the prior quarter. Cash burn for the quarter was $2.4 million. We believe that we have adequate cash and investments to sustain the business for at least the next 12 months.

Turning to guidance, our practice has been to provide one quarter forward revenue guidance with some additional color on gross margins and year-end cash balances.

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Given that the OIG subpoena was received less than one month ago, we do not yet have the information to estimate the potential impact this overhang may have on our revenue performance. Even without this risk, AxiaLIF reimbursement remains inconsistent and our ability to drive meaningful revenue from new private payor coverage decisions will take time. We do not expect broader reimbursement coverage to impact sales positively until at least the middle of next year. As a result of the unpredictable impact of the subpoena, we’ve elected to suspend guidance until we have better visibility into future results.

I will now turn the call back over to Ken. Ken?

Kenneth Reali, President and Chief Executive Officer

Thanks, Joe. Before we conclude, I’d like to review where we stand on the four primary operating goals for 2011 that we first introduced in February: number one, securing definitive physician reimbursement for our procedure; number two, optimizing our direct sales force by targeting the highest value geographies; number three, expanding our R&D efforts by adding complementary products to AxiaLIF; and number four, driving further clinical research and data focused on demonstrating the value of our MIS spine fusion procedure.

The three primary elements of our reimbursement strategy remain unchanged. First, we will continue to work with our surging customers to generate published peer reviewed clinical literature that demonstrates our procedures’ clinical efficacy and safety. We had an unprecedented 13 peer reviewed papers published in the third quarter and now have a total of 50 peer reviewed clinical publications that discuss our technology.

Second, we will work to leverage this data along with our AxiaLIF surgeon advocates with targeted payors to secure additional positive coverage decisions for the reimbursement of the AxiaLIF procedure and our specific Category 3 code. The positive coverage decisions by Humana and Horizon are a direct result of these efforts.

Finally, we will continue to work to graduate our current Category 3 CPT code to a Category 1 code, and have taken the first step in this process by having three AxiaLIF users present at the recent AMA CPT meeting in October.

Turning to our distribution efforts, we remain committed to investing in direct reps, where there is a clear path to building a near-term, successful territory rather than investing to seed markets. In light of the Horizon coverage decision, we will be expanding our efforts in New Jersey, primarily by hiring regional sales reps. Conversely, we have some rep turnover in some less attractive markets and have elected not to replace these reps in the near term.

In areas that we currently do not have a direct sales structure in place, we are working closely with carefully selected distributors to help cover cases and seed the market. Distributors represent approximately 24% of our business in the quarter. We are also committed to prudently investing in research and development to broaden and deepen our product offering.

On the product improvement front, the AxiaLIF 1L+ was fully launched October 1st. We are enthusiastic about this product, which provides improved fixation and distraction capabilities and showed strong uptick in the quarter. Additionally, we are continuing to work on our MIS direct lateral system, a next-generation system and we now anticipate the full commercial release will occur in the first quarter of 2012. The pilot surgical cases with surgeon evaluators continue to go well and early clinical results have been encouraging. We see significant strategic value in pairing a lateral product with our AxiaLIF product and we expect to finalize the licensing of this technology in the coming weeks.

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Of the 13 peer reviewed papers published in the quarter, the majority discuss the long-term safety and efficacy of the AxiaLIF fusion, and we have covered spine centers ranging in size from private practice to university medical centers. There are two papers of the 13 that I would like to highlight. The first paper by Lindley, et al., published in the Journal of Neurosurgery Spine reports “relatively low complication rates with AxiaLIF as compared to the traditional fusion in a thorough review of 68 patients.”

The second is a paper by Gersten, et al., published in the Journal of Spinal Disorders that highlights 26 patients with isthmic spondylolysis treated with AxiaLIF and posterior fixation. At two-year follow-up, inner body fusion was reported in all patients with no intra-operative complications. Importantly, median hospital stay for these patients was one day.

On the clinical research and data front, we are continuing to make good progress with additional studies that will add clinical support to our procedure. The main study in progress is a retrospective third-party CT review at two-years of 50 AxiaLIF and 50 ALIF patients. The 50-50 study is intended to demonstrate the fusion efficacy of AxiaLIF relative to ALIF and we plan on submission to the journal in the first quarter of next year. We also plan to conduct an FDA clinical study to expand the labeling for AxiaLIF to include long constructs, which are fusions comprised of three or more levels.

Along with our positive biomechanical data, we feel this data from the study and the expanded labeling will differentiate AxiaLIF in the market, and address a significant clinical need at the lumbosacral junction. Finally, we have restarted the administrative processes around our 200 patient prospective randomized controlled study comparing AxiaLIF to TLIF. We believe that this study will allow us to demonstrate comparable fusion rates with better outcomes on safety, complications and health economics and we see this providing a compelling adoption rational when we have achieved broad reimbursement.

It is important to note that this study is not part of our near-term reimbursement plan, but it’s part of a long term effort to establish AxiaLIF as standard of care for lower lumbar spinal fusion. We expect to commence enrollment in this prospective trial in the first half of next year. In closing, we made significant progress this quarter on the key operational elements of our plan. It remained focused on building a strong foundation for TranS1.

While the uncertainty surrounding the recent OIG subpoena makes the fourth quarter difficult to forecast at this point in time, we believe that further reimbursement progress and expanding clinical publications coupled with our new products and continuous AxiaLIF improvements will be the drivers for long-term success at TranS1. I remain convinced that our AxiaLIF technology provides a safe and effective, less invasive alternative to open lower lumbar fusion and I look forward to updating you on our continued operational progress.

Now, we would like to open the call up to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Matt Miksic of Piper Jaffray. Your line is open.

<A – Kenneth Reali – TranS1, Inc.>: Hello Matt?

Operator: Matt, you may need to double check the mute button on your phone.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Sorry about that. Can you hear me okay?

<A – Kenneth Reali – TranS1, Inc.>: Yes we can, Matt.

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<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: How are you doing?

<Q – Matt Miksic – Piper Jaffray, Inc.>: Fine, thanks. Thanks for taking our questions. One, on the subpoena you just mentioned, can you give us a sense of any impact that you’ve seen in the core business, your interaction with surgeons, your interaction with payors as a result of the subpoena? And can you also maybe give us some – I know it’s difficult, but any color or improved visibility you have in just sort of where this is going and when we might – what the next steps might be?

<A – Kenneth Reali – TranS1, Inc.>: Sure Matt. At this point as we alluded to you on the call, this is very early in the game, so we have very little insight on the impact of the business at this point in time, whether that’s with surgeons, customers or with payors. We certainly hope that that will not be the case, but we have taken a proactive stance and I feel a prudent stance and waiting to see what any potential impact would be as we go forward. Regarding the subpoena, there is not a lot we can say. We are proactive and addressing the questions that the subpoena contained and over the coming months as we can provide updates, we’ll certainly do so.

<Q – Matt Miksic – Piper Jaffray, Inc.>: And no further color on what the source of this – of the inquiry is, where it’s coming from?

<A – Kenneth Reali – TranS1, Inc.>: No, not at this point Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. Hard to have a satisfying answer, but I know there is not much you can tell us.

<A – Kenneth Reali – TranS1, Inc.>: Sorry about that.

<Q – Matt Miksic – Piper Jaffray, Inc.>: On the coverage front, it may not be much more satisfying answer, but I hope so. If you can give us a sense of maybe how you’re able to, how you will be able to, it’s a question I get often, how you’ll be able to move forward where you have coverage in say, State of New Jersey and yet you’re still tangling with the tracking code?

<A – Kenneth Reali – TranS1, Inc.>: Yes.

<Q – Matt Miksic – Piper Jaffray, Inc.>: What are surgeons saying — how are you able to sort of get over that hurdle or can you get over the hurdle?

<A – Kenneth Reali – TranS1, Inc.>: Yes, I believe we can Matt. And let me illustrate what we have done with Humana. Certainly it’s been limited on Humana because of the decentralized nature. But the way you handle a tracking code is to crosswalk it to a code of value and then the individual payor has to make the decision what code they want to crosswalk it to. A tracking code doesn’t have a value as of yet, so they need to decide in conjunction with working with local physicians in this case what code they would crosswalk it to for Humana, they crosswalk it to either an ALIF or TLIF code because those were found to be the most similar to AxiaLIF and in most cases AxiaLIF replaces doing one of those two procedures.

And most payors that we’re speaking to that is the intention. They cover T-codes and when they cover T-codes they find a code of – that’s most like it, most similar that they will crosswalk it to. So with Horizon that is what we’re anticipating and we don’t really see a problem with that strategy, it takes a little bit more work on the front-end with the payor, but once they get used to the code being covered in this case, it’ll go right through and be a much smoother process, probably early on it’s just working through the logistics and that’s what we’re doing with Horizon right now.

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<Q – Matt Miksic – Piper Jaffray, Inc.>: And when do you think you’ll have a crosswalk code set, so that you can proceed in New Jersey?

<A – Kenneth Reali – TranS1, Inc.>: Well, as the cases come up and the cases get put through the system that’s when they’ll establish that crosswalk mechanism. And we’re in conversations with the medical director. So as we get AxiaLIF cases that are put forth into the Horizon system that will be established at that time.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. And then just finally one on again on reimbursement, looking forward coming out of the last hearing, there were some – a few steps to follow-up here ahead of potentially the February meeting or the June meeting next year. And I was hopping between calls here, so I am sorry if you’ve already commented on this.

<A – Kenneth Reali – TranS1, Inc.>: Yeah.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Can you give us an update as to where you’re in those next steps?

<A – Kenneth Reali – TranS1, Inc.>: Sure, so we presented two of our AxiaLIF users at the October meeting, which was in mid October and we are waiting to get the results of that vote. We presented the AxiaLIF clinical data at that point in time. We will know in the next several weeks the result of that vote, but it is a confidential process. So, we are not going to be able to discuss the results or what occurred at the meeting at this point in time, unfortunately.

There is another meeting in February 2012 and with that meeting if the code graduates at that meeting, it also becomes effective January 1st, 2013. So, we are moving forward with the process. The October meeting was a first step we have taken in this process and that’s about all we can say at this point, Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: And just to be clear, as some folks I think on the call probably know, you went into that call – you went into that meeting, you didn’t necessarily go into that meeting with broad based society support, it was support of a – this is the first meeting that you’ve gone into present and so the expectations for the outcome, I just want to make sure we’re all in the right place in terms of what we should expect?

<A – Kenneth Reali – TranS1, Inc.>: Well, I feel very strongly, Matt, that we put our best foot forward at the meeting. There were questions and comments that we had to clear up with the panel and that was very productive. In terms of society support, you have to have society support to be on the agenda and that’s all I can comment on relative to that. So, the rest of it in terms of what occurred is confidential. So, at this point, we are in the waiting game and we feel very good about what occurred at the meeting and feel – again we put our best foot forward, we had clinicians there that did just a terrific job in discussing the merits and benefits of AxiaLIF.

<A – Joseph Slattery – TranS1, Inc.>: And Matt this is Joe. I would just add that regardless to the outcome, we did feel that given that we had been waiting to attend this meeting for everything all the stars to align, that it was necessary for us to attend the meeting and try to move the chains down the field. And so it’s a pretty significant accomplishment for us to get in there, get through the process, and it helps us if necessary for the next meeting.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Of course. Don’t want to diminish that. And the visibility it gets to the timing as to when we’ll know about the next meeting?

<A – Kenneth Reali – TranS1, Inc.>: Well the next meeting is in February and we’ll have to kind of play it by ear in terms of – if we go to that meeting or what occurs – how that is disclosed Matt.

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<A – Joseph Slattery – TranS1, Inc.>: Yeah Matt, you might have missed it in the prepared remarks that we expect to hear the result of the vote in the next few weeks.

<Q – Matt Miksic – Piper Jaffray, Inc.>: I did miss that, I apologize. And I will hop out here and let some other folks get in.

<A – Joseph Slattery – TranS1, Inc.>: Thanks, Matt.

<A – Kenneth Reali – TranS1, Inc.>: Thank you, Matt.

Operator: Thank you. Our next question comes from Bill Plovanic of Canaccord. Your line is open.

<A – Kenneth Reali – TranS1, Inc.>: Hello Bill.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Great thanks, good evening. Couple of follow-on questions, so the results of the vote available in the next few weeks is for the remarks, I know this is confidential, but when that result becomes available, we’ll be well aware of what that next step is at that point in time?

<A – Kenneth Reali – TranS1, Inc.>: No Bill, we are bound by the confidential nature of the process that AMA asked for and we signed a – anyone that attends that meeting signs a confidentiality agreement with the American Medical Association. So, we are going to need to be very careful what we can say relative to disclosure of a vote. And I would say right now we are not going to be able to discuss the results of the vote. We’ll just have to let the process run its course until it reaches a point, where we will be able to do that without violating the agreement we have with the AMA.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Right. I think we would know if you are or are not included for – there would be something that would go forward for the CPT codes at some point in time, will they not?

<A – Kenneth Reali – TranS1, Inc.>: Yes, the way it works Bill, it’s a great question. These final CPT codes are announced in the Medicare final ruling, which will be November of 2012. So that’s when the final announcement is made on all new codes or changes in codes at that point in time. What we can say, up until that point remains to be seen, and it’s really dependent on the process as we go forward.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Okay. And then – I am sorry, like a lot of other people jumping between calls, but there has been a lot of – you get a lot of data published and a lot of presentations with a lot of payors. Can you characterize those discussions and should we expect a lot more action before the end of the year in terms of reimbursement or how should we look forward to this over the next two months, six months, how should we think about this on a payor-by-payor basis?

<A – Kenneth Reali – TranS1, Inc.>: Yeah. I think Bill, certainly the 13 new peer reviewed publications that we got in the third quarter was really a hallmark and that was a watershed for us. We now have 50 AxiaLIF publications in peer review on safety and efficacy, so that is very powerful with payors. Our approach to payors continues to be the discussions that this is another fusion with a different approach to the spine; that approach resonates with payors. We can now demonstrate in peer review safety for the pre-sacral access. So, we are discussing with many payors the approach and coverage of our T-code. So our goal – and I’ll take a six month timeframe, because I think that’s more predictable; we do expect more coverage over that course of time. I can’t predict at this point how many payors, because we can’t control that process. The one process we can control is work with our physicians to gain peer review publications and get in front of medical directors to explain our technology. I will tell you that we go through a significant process to do that whether

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that’s a face to face meeting or it’s done over e-mail or conference call, but it’s a constant process at TranS1. It occurs weekly with different payors. And at this point, we are talking to a large number of payors both regional payors, as well as larger payors.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: And how many payors do you think it will take to move the needle?

<A – Kenneth Reali – TranS1, Inc.>: That’s a good question. And it’s probably not the number as it is the type, Bill. I would say that if we were to get some national payors on the board that will move the needle over time. The regional payors like the Blue Cross Blue Shield, Horizon policy that was announced several weeks ago that will move the needle as well. In New Jersey, a situation like Humana just is not ideal enough for us, because it’s kind of an in-betweener. It’s a national payor, but its broad based and too small to have a major impact. A larger payor that’s larger than Humana like United, Aetna, Cigna could definitely move the needle. So I would answer it two ways. Regional payors like Horizon can move the needle, as we execute on our sales, marketing and physician training programs in New Jersey. We expect to see that happen hopefully by the middle of next year. And then national payors that have broad coverage can also move the needle for us going forward.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Okay, great. That’s all I have. Thanks.

<A – Kenneth Reali – TranS1, Inc.>: Thank you, Bill.

Operator: Thank you. Our next question comes from Greg Chodaczek of First Analysis. Your line is open.

<A – Kenneth Reali – TranS1, Inc.>: Hello Greg.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Hey guys. I am afraid to get back into queue, so I got a bunch here, hopefully I don’t piss too many people off. Number one, looking at the procedures for this past quarter, you also talked about the number of surgeons performing AxiaLIF has gone down. Can you talk a little more – less general on why does this thing keep going down and why you’re losing surgeons? Is it strictly a CPT code? Is it strictly the DDD issues with reimbursement or all of the above?

<A – Kenneth Reali – TranS1, Inc.>: Well, I think you hit on a lot of different factors, Greg. And if you’ll listen to the script of the call, we talked to this. There are multiple factors impacting our business. Certainly, it’s the payment for the T-code, and getting physicians to get paid for the T-code. Physicians will not do a procedure unless they can get paid. And clearly, the T-code coverage is critical. The other piece to our business that we’ve seen is the medical necessity issue around degenerative disc disease accepted by payors.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: And that continues to be a lingering issue for AxiaLIF, for patients that suffer strictly from back pain. So, that is an overhang that we continue to rustle with every month, and certainly paper publications that we have out now on spondylolisthesis, one of the papers I talked about in the call are critical, because that shows an indication that payors are finding medically necessary. But, there is a part of the fusion market currently right now that is not getting readily accepted for payment because of medical necessity issues.

And probably the last piece, speaking to the surgeon users dropping over quarter two, we have made a conscious effort to not push surgeon training as greatly, and we’re only turning training on when we get reimbursement for our T-code. So, that has impacted surgeon – new surgeon users in

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the third quarter. Now we have turned training on, as we’ve gotten the Horizon decision, and we expect that number over time to climb back up as we get coverage for our T-code.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And I’m not looking for any trade secrets. But how many reps do you need to cover Horizon?

<A – Kenneth Reali – TranS1, Inc.>: One or two.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And, how long does it take that one or two rep or reps to hit these doctors and get these doctors up and running with AxiaLIF? I mean, is that a six-month process, is that a month process?

<A – Kenneth Reali – TranS1, Inc.>: I would really look at it as close to a six-month process.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: And the reason I say that is because there is a training process that has to occur with physicians. Now certainly, there are past physicians that stopped using AxiaLIF when the T-code came into effect, but that was back – they may have used it back in 2008. So that was a longtime ago. So, they’re going to need to be retrained. You’re going to have to drive re-adoption, you’re going to have to get approval through the hospitals to get the implants into the hospitals. So, this is a process that I think you have to allow six months to really orchestrate.

Now, we’re aggressively moving forward with a marketing campaign in New Jersey as well as a direct sales force approach. We are hiring two reps, but we’re also going after New Jersey now with our sales reps that are based out of New York City. So, we’re able to hit the market now, and we’ll certainly be tracking this carefully in the quarters to come.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And you talked about maybe losing a few reps in areas or regions that weren’t performing. Does that mean you have a net increase of zero in reps? I’m just trying to look at the SG&A line going forward.

<A – Kenneth Reali – TranS1, Inc.>: Yeah. I mean, I think if you look at our overall mix, what’s happened is we have an overall representation that’s been pretty constant for AxiaLIF. But the mix between distributors and direct reps has changed somewhat over the past couple of quarters. Meaning, we have more distributor reps at this point than direct reps.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: As we gain coverage, as we’ve talked about before, as we gain coverage we have a definitive plan to hire sales reps. Our sales strategy for our direct sales force is very clear. As we gain coverage in a geography, like in New Jersey, we will be hiring reps, and we feel very strongly that a direct sales force is critical to our future success and to building the foundation at TranS1. So, we will make those investments when we gain a right to win in those geographies.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. Just a couple of housekeeping items. We put out a report recently on Aetna changing or possibly changing their AxiaLIF reimbursement with hopefully a decision coming in October 27. Have you heard anything about that?

<A – Joseph Slattery – TranS1, Inc.>: Yeah, Greg. We have had contact with Aetna and they are saying that their update is coming imminently.

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<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Joseph Slattery – TranS1, Inc.>: In the next week or so. We will tell you that we’ve provided them the information, they’ve asked us a lot of questions, but we don’t know what the outcome of that’s going to be.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And with regards to the AMA meeting, if there’s knowledge you know – don’t you have to put out – I mean, are we going to get into an issue where there is an 8-K issue with the SEC based on pertinent information for your company, but you can’t make public? I mean, how does that work?

<A – Joseph Slattery – TranS1, Inc.>: Yeah, you’ll have to talk to the SEC lawyers. I mean, generally speaking, you don’t have an obligation to disclose. You more have an obligation that when you disclose, you disclose it to everybody.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Joseph Slattery – TranS1, Inc.>: So we are steering – navigating this as carefully as we can in a way where we’re only going one step at a time. Right now, it’s pretty clear. We don’t know the answer and we are under confidentiality as to how the meeting went. So, we’ll cross the next bridge when we hear from them.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. So we may find out by finding out that you may be on the February schedule?

<A – Joseph Slattery – TranS1, Inc.>: You can derive whatever you can when we are allowed to tell you.

<A – Kenneth Reali – TranS1, Inc.>: Yeah.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And moving off that, I was very intrigued to hear the term lateral in your presentation and not just a – in the future, we’re going to do some lateral procedures and we have a pretty cool retractor. You actually have revenue for this. Can you explain where these AxiaLIF cases were that you added lateral to? Is the retractor different than our friends in San Diego? Medtronic just won a case against them. I’m just curious about your product.

<A – Kenneth Reali – TranS1, Inc.>: Sure.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Because this could turn into some big revenue based on what the guys at San Diego have done.

<A – Kenneth Reali – TranS1, Inc.>: Well, we are excited about the lateral system, Greg. As I’ve said in the past, we do feel this is a next-generation step in the retractor mechanism. So, it is different than what exists today with the three-bladed retractor. What we’ve been able to see in our pilot clinical cases is a combination where surgeons will use AxiaLIF with the lateral, which is certainly our vision and one of the reasons that we’ve made this investment. And, the early clinical results relative to things like thigh pain have been very, very positive; we’ve seen very little of that, and the ones that we’ve seen have resolved very quickly. So, we feel with this approach, which we will provide further information in the coming weeks, this will be a great addition to our product portfolio at TranS1, very complementary to it.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And I’m sorry. And, is it more than one surgeon performing these right now?

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<A – Kenneth Reali – TranS1, Inc.>: Yes.

<A – Joseph Slattery – TranS1, Inc.>: Yes.

<A – Kenneth Reali – TranS1, Inc.>: Yes. We have a whole group that is doing cases now. And as discussed in the call, we will be launching this system in the first quarter next year.

<A – Joseph Slattery – TranS1, Inc.>: And Greg, we have a private room that’s now setup for invitation-only preview to surgeons so they can look at our system.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Joseph Slattery – TranS1, Inc.>: But it’s too early for us to open that up to a broader audience.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And for these procedures, are they using any neuromonitoring devices?

<A – Kenneth Reali – TranS1, Inc.>: Yes. For these procedures, they are. And that is something that as we go forward will be up to each individual surgeon what they decide to do and some of that might be depending on the levels that they are treating, whether they want to use neuromonitoring. But, in most cases, we feel that at least on the early going, until they learn the system, they will use neuromonitoring. If they get comfortable without it, that would certainly be a benefit and that’s something actually we would expect, depending on the level being treated and the surgeon involved.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. So, they are just using a Biotronic or an Axon or some sort of Caldwell system that the hospital already has. You are not designing – you are not going the new ways of route on this one?

<A – Kenneth Reali – TranS1, Inc.>: No, we are not going that route. They are using what’s available at the hospital, which...

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And the patients are actually – and the patients are able to walk after not using NeuroVision?

<A – Kenneth Reali – TranS1, Inc.>: So far so good.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. So this lateral product while you kind of glanced over during your presentation could get interesting as 2012 goes on?

<A – Kenneth Reali – TranS1, Inc.>: Absolutely. I can’t tell you that this is a – for us, it’s a great addition. Again, very excited about the opportunity and we’ll provide more color as we go forward. But I would tell you that it is a departure from what exists today and a lot of the surgeons that are more advanced in this lateral procedure look at this and feel this is definitely a step beyond what exists with the three-bladed retractor.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. So you’re not concerned at all about the Medtronic issue because your retractor is much different?

<A – Kenneth Reali – TranS1, Inc.>: Yes.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: Correct.

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<Q – Greg Chodaczek – First Analysis Securities Corp.>: All right, I’ve talked enough. Thanks guys.

<A – Kenneth Reali – TranS1, Inc.>: Thanks Greg.

<A – Joseph Slattery – TranS1, Inc.>: Thanks.

<A – Kenneth Reali – TranS1, Inc.>: We appreciate it.

Operator: Thank you. Our next question is from Caroline Corner of McNicoll, Lewis and Vlak. Your line is open.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Hi guys. Thanks for all of the updates.

<A – Kenneth Reali – TranS1, Inc.>: Hi Caroline.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Just a couple left for me. First of all, you said that our distributors accounted for about 24% out of your revenues in the quarter. Is that what you see as a number we should use going forward for the breakout there?

<A – Joseph Slattery – TranS1, Inc.>: Well, we’re not given any guidance on that, but that number has grown over the recent quarters. I mean, what you tend to see, obviously, it seems the revenues decline, and the dynamic behind that is generally a rep reaches a point where he is not generating enough business to support himself. And in an effort for us to preserve those one or two cases a quarter or whatever the number is, we’ll transition that business to a distributor in an effort to keep as much as we can.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay.

<A – Joseph Slattery – TranS1, Inc.>: So there is kind of a bias in the business right now that as it’s declining, it’s more – it’s shifting more toward 1099s and distributors.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay. What kind of gross margins are you getting for the distributors?

<A – Joseph Slattery – TranS1, Inc.>: Well, we do pretty well there. Remember, this is a distributor that’s more like a sales agent. They don’t carry inventory. So, I think you’re really talking about commission rates more than gross margins, and I would just say because I don’t want to give too much color because it’s competitive. But we don’t pay all that much more when we’re in a full distributor mode versus internally. And, when you factor in all of the overheads and the benefits and all of that, a case by a distributor is generally more – provides more contribution than a standalone rep.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay.

<A – Joseph Slattery – TranS1, Inc.>: For all, but a few of our – our highest volume reps, it’s a different story.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay, thanks. And then....

<A – Kenneth Reali – TranS1, Inc.>: But certainly, Caroline, just to emphasize, we are committed to this direct sales force as we gain a right to win and gain reimbursements. So, we have a definitive strategy that is playing out over the past three or four quarters somewhat the way we expected, and we’ll continue to drive that forward as we gain reimbursement.

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<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay. And then regarding reimbursement and the coverage areas, Horizon agreement was definitely good news, but like you said it’s going to take you a little while to ramp there. Are there other regions where you feel if you were to get reimbursement in that region that you hit the ground running more so to speak and be up to speed in six months? Is there a region where you’ve had traction before and those surgeons that are maybe on the fence based on reimbursement levels that your sales reps could get back in front very quickly and really turn things around in a short period of time?

<A – Kenneth Reali – TranS1, Inc.>: Sure. I mean, I think Caroline if you look historically where we’ve been strong, areas like Texas, Florida, Southern California, the New England area, Boston area, these are areas that if we were to get our regional payor there, we have reps in place and we would be able to hit the ground running maybe a little more significantly than Horizon just because of the history of the business there.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay, thanks. And I think all my other questions have been answered. Thanks very much guys.

<A – Joseph Slattery – TranS1, Inc.>: Thanks Caroline.

<A – Kenneth Reali – TranS1, Inc.>: Thanks Caroline.

Operator: Thank you. And I’d like to turn the program back to Ken Reali.

Kenneth Reali, President and Chief Executive Officer

Thank you, Matthew. Well, let me close by thanking all of you for taking the time to join us on our call today. I’m encouraged with our recent progress on the elements of our business that drive long-term value and remain convinced of the value of our AxiaLIF technology and the future for TranS1. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thanks very much.

Operator: Ladies and gentlemen, thank you for joining today’s conference. This does conclude the program and you may now disconnect.